EXHIBIT 99.1

Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
Tel: 305-599-1800
Fax: 305-406-1960
www.mastec.com

For Immediate Release
MasTec’s Income from Continuing Operations Grew 70%
on 11% Increase in Revenue
Coral Gables, FL (May 2, 2007) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended March 31, 2007, income from continuing operations was $7.0 million, or $0.11 earnings per diluted share, on revenue of $241 million. This compares with income from continuing operations of $4.1 million, or $0.07 per diluted share, on revenue of $218 million in the prior year quarter.
Other metrics have also improved. Cash was $114 million at quarter end, compared with $72 million at the end of the first quarter of 2006. Cash collections also continue to improve. Accounts receivable days sales outstanding, or DSOs, improved again this quarter, down to 61 days, the best in years. This represents a dramatic improvement compared with 86 days just 18 months ago.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “We are off to a good start in 2007 with some significant accomplishments during the first quarter. We refinanced our outstanding bonds for 10 years with improved economics and flexibility. We made a number of hires for our operational management team and started several new customer relationships. We exited poorly performing contracts and sold two underperforming businesses, allowing us to focus on our core businesses. Finally, we also made a strategic acquisition.”
Mr. Mas added, “While we continue to make financial progress, we have defined a number of operational objectives for MasTec going forward. Improving operating margins is our number one goal. Additionally, we will focus on expanding our customer base to reduce customer concentration. We will continue to make investments in personnel and equipment to position the Company to participate in projects with higher margins, particularly in the energy transmission area. While our principal strategy concentrates on organic growth, we will consider targeted acquisitions that expand and complement our existing operational footprint.”
MasTec’s 2007 guidance forecast remains unchanged. The Company expects revenue to be in the range of $1.04 to $1.06 billion, with earnings per share from continuing operations expected to be between $0.80 and $0.90 per share.
Management will hold a conference call to discuss results of operations for the quarter ended March 31, 2007 on Thursday, May 3, 2007 at 10:30 a.m. Eastern time. The call-in number for the conference call is (913) 981-5542 and the replay number is (719) 457-0820, with a pass code of 7997144. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2007	2006
Revenue	$240,996	$217,608
Costs of revenue, excluding depreciation	210,591	190,738
Depreciation	3,780	3,514
General and administrative expenses, including non-cash stock compensation expense of $1,967 in 2007 and $1,181 in 2006	19,679	16,131
Interest expense, net of interest income	2,795	3,496
Other income (expense), net	3,485	262

Income from continuing operations before minority interest	7,636	3,991
Minority interest	(617)	129

Income from continuing operations	7,019	4,120

Loss from discontinued operations	(5,349)	(8,344)

Net income (loss)	$1,670	$(4,224)

Basic net income (loss) per share:
Continuing operations	$0.11	$0.07
Discontinued operations	(0.08)	(0.14)

Total basic net income (loss) per share	$0.03	$(0.07)

Basic weighted average common shares outstanding	65,414	59,291

Diluted net income (loss) per share:
Continuing operations	$0.11	$0.07
Discontinued operations	(0.08)	(0.14)

Total diluted net income (loss) per share	$0.03	$(0.07)

Diluted weighted average common shares outstanding	66,586	61,028

Condensed Unaudited Balance Sheets
(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Total current assets	$339,305	$339,920
Property and equipment, net	63,607	61,212
Goodwill	177,922	151,600
Deferred taxes, net	53,462	49,317
Other assets	24,969	43,405
Long-term assets held for sale	171	659

Total assets	$659,436	$646,113

Liabilities and Shareholders’ Equity
Current liabilities	$154,778	$175,878
Other liabilities	35,656	36,521
Long-term debt	157,699	128,407
Long-term liabilities related to assets held for sale	—	596
Total shareholders’ equity	311,303	304,711

Total liabilities and shareholders’ equity	$659,436	$646,113

Condensed Unaudited Statements of Cash Flows
(In thousands)

	For the Three Months
	Ended March 31,
	2007	2006
Cash flows from operating activities:
Net cash provided by operating activities	$16,076	$13,992
Net cash (used in) investing activities	(17,436)	(22,853)
Net cash provided by financing activities	25,830	78,864

Net increase in cash and cash equivalents	24,470	70,003
Net effect of currency translation on cash	9	(2)
Cash and cash equivalents — beginning of period	89,046	2,024

Cash and cash equivalents — end of period	$113,525	$72,025

MasTec is a leading specialty contractor operating throughout North America across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, the highly competitive nature of our industry, dependence on a limited number of customers, the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions , as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.
###